Exhibit 99.1

TechTeam Global Reports Fourth Quarter 2006 Financial Results

SOUTHFIELD, Mich., Feb. 15 /PRNewswire-FirstCall/ -- TechTeam Global, Inc. (the “Company”) (Nasdaq: TEAM), a worldwide provider of information technology and business process outsourcing services, today reported net income of $1.2 million, or $0.12 per diluted share, for the three months ended December 31, 2006, compared to net income of $911,000, or $0.09 per diluted share, for the same period last year. For the year ended December 31, 2006, the Company reported net income of $1.8 million, or $0.18 per diluted share, compared to net income of $5.5 million, or $0.54 per diluted share, in 2005.

Significant items during the fourth quarter include:

-	Total revenue increased 7.4% from the fourth quarter of 2005 to $43.9 million, the highest quarterly revenue in the Company’s history.

-	IT Outsourcing Services revenue increased 24.0% compared to the fourth quarter of 2005, primarily due to growth from new customer contracts.

-	Revenue from Government Technology Services and IT Consulting and Systems Integration decreased 7.1% in total from the fourth quarter of 2005 due to the conclusion of certain work.

-	Gross margin during the fourth quarter of 2006 was 110 basis points higher than the same period last year.

“Our continuing commitment to discipline in business development and operations has produced the best revenue quarter in TechTeam history,” said William C. (Chris) Brown, President and Chief Executive Officer. “We have shown strong customer growth and deepening relationships with existing customers, and we are poised for continued geographic expansion, all of which were part of the strategy we outlined earlier in the year. We enter 2007 with noteworthy improvements in our management processes across a variety of disciplines including sales, service delivery and financial management. I believe that the revenue momentum we are beginning to experience across our businesses will continue into 2007 and beyond.”

Brown added, “While I am pleased with our results, to continue our recent successes into 2007 we will focus our efforts on two main areas: further expanding our global customer base and thereby market presence; and rolling out additional, higher value-add services that will allow us to go even deeper with our clients. Our goal is to continue to maximize profitable, organic growth in the coming years, supplemented by accretive and synergistic acquisitions. Our recent acquisition in Sweden is a good example as it bolsters our existing business, improves our geographic footprint and unlocks additional revenue potential for SQM. In all, our board and management team are dedicated to fostering a vibrant and growing TechTeam in the coming years.”

Total revenue increased 7.4% to $43.9 million for the fourth quarter of 2006, from $40.9 million for the same period in 2005. The year-over-year quarterly change in revenue is primarily attributable to growth in IT Outsourcing from new customer contracts. This growth was somewhat offset by the conclusion of certain contracts in Government Technology Services and the wind-down of certain systems implementation and training projects in the Company’s IT Consulting and Systems Integration segment. For the year ended

December 31, 2006, total revenue increased slightly to $167.4 million from $166.5 million in 2005.

Gross profit increased 12.1% to $11.2 million for the fourth quarter of 2006, from $10.0 million for the same period in 2005. The Company’s gross margin (gross profit expressed as a percentage of revenue) increased to 25.6% for the fourth quarter of 2006, from 24.5% for the same period in 2005. Gross margin also improved sequentially from 24.7% for the third quarter of 2006. Consistent with revenue, gross profit improvement was driven by new customer contracts in IT Outsourcing Services, and was partially offset by the conclusion of certain contracts and projects. Gross margin in the fourth quarter of 2005 was adversely affected in part by the start-up costs associated with the launch of two new customer contracts in North America.

Note that in the fourth quarter of 2006, certain projects were reclassified between the Company’s three main business segments -- IT Outsourcing Services, Government Technology Services and IT Consulting and Systems Integration. These reclassifications allow TechTeam to track business unit results more appropriately. While these changes do not affect total reported gross margin, they do effect a reduction in gross margin in Government Technology Services and a corresponding increase in gross margin in IT Outsourcing Services and IT Consulting and Systems Integration. Prior year amounts for 2005 have been reclassified to be consistent with the current year presentation. Additional information will be made available in the Company’s 2006 Form 10-K.

Selling, general and administrative (“SG&A”) expense was $9.7 million for the fourth quarter of 2006, or 22.0% of the Company’s total revenue. SG&A expense was $9.1 million, or 22.3% of revenue, for the same period in 2005. The year-over-year quarterly increase in SG&A expense is primarily attributable to expenses resulting from increased investment in technology infrastructure and management and sales resources, which were partially offset by a reduction in the costs of complying with the Sarbanes-Oxley Act of 2002.

Operating income increased to $1.6 million for the fourth quarter of 2006, from $907,000 for the same period in 2005 primarily due to growth in IT Outsourcing and the overall improvement in gross margin.

Other components of TechTeam’s fourth quarter 2006 performance include the following:

-	Revenue from the Company’s U.S. operations, excluding government-based subsidiaries, increased 4.9% to $16.4 million for the fourth quarter of 2006, from $15.6 million for the same period in 2005.

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Revenue from the Company’s European operations increased 21.1% to $15.8 million for the fourth quarter of 2006, from $13.0 million during the same period in 2005, due to revenue growth from new and existing customer programs and fluctuations in exchange rates. Excluding the impact of exchange rate fluctuations, revenue in Europe increased approximately 10.3% during the fourth quarter.

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For the fourth quarter of 2006, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) was $2.9 million, or 6.5% of revenue, compared with EBITDA of $2.5 million, or 6.1% of revenue, for the same period in 2005, an increase of 14.2%.

The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. (See the table following the financial statements contained in this press release for a reconciliation of operating income to EBITDA.)

-	Net cash provided by operating activities was $4.3 million for the fourth quarter of 2006, compared to net cash provided by operating activities of $2.6 million for the same period in 2005.

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Total cash and cash equivalents were $29.1 million as of December 31, 2006. Cash and cash equivalents, net of long-term debt, was $2.49 per common share outstanding as of December 31, 2006. This compares to net cash and cash equivalents per common share outstanding of $2.40 as of the end of 2005.

-	Long-term debt decreased from $10.9 million at December 31, 2005 to $3.2 million at December 31, 2006.

-	As of December 31, 2006, the Company had 10,385,993 common shares issued and outstanding.

Brown concluded, “Looking ahead to 2007, we believe TechTeam is well positioned to deliver organic growth in the low double-digit range. We also believe we will realize modest improvements in gross margins and SG&A expense management as we continue our focus on maximizing shareholder value.”

Conference Call Information

TechTeam Global, Inc. will host an investor teleconference to discuss its fourth quarter 2006 financial results at 4:30 p.m. EST, today, Thursday, February 15, 2007. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 866-800-8651. (Outside the United States, call +1-617-614-2704.) When prompted, enter the passcode: 32601582.

To access a simultaneous Webcast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EST, Thursday, February 15, 2007. This toll-free replay will be available until 11:59 p.m. EST, Thursday, March 1, 2007. To listen to the teleconference replay, call 888-286-8010. (Outside the United States, call +1-617-801-6888.) When prompted, enter the passcode: 89928074.

TechTeam Global, Inc. is a worldwide provider of information technology and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and mid-sized companies and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions, including IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing and learning services. For information about TechTeam Global, Inc. and its services, call 1-800-522-4451 or visit www.techteam.com. TechTeam’s common stock is traded on the Nasdaq Global Market under the symbol “TEAM.”

Headquartered in Southfield, Michigan, TechTeam also has locations in Dearborn, Michigan; Davenport, Iowa; Chantilly, Virginia; Portsmouth, Rhode Island; Bethesda, Maryland; Brussels and Gent, Belgium; Uxbridge, United Kingdom; Cologne, Germany; Gothenburg, Sweden; Krakow, Poland; and Bucharest, Romania.

Safe Harbor Statement

The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company’s core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward- looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the Company’s ability to add higher margin value-add services to its services portfolio, the market’s acceptance of and demand for the Company’s offerings, competition, unforeseen expenses, the costs and risks associated with our global expansion and in executing an offshore strategy, the Company’s ability to balance the need to invest in its infrastructure and human capital with the reducing SG&A expenses as a percentage of revenue, demands upon and consumption of the Company’s cash and cash equivalent resources or changes in the Company’s access to working capital, currency fluctuations, changes in the quantity of the Company’s common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company’s clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company’s ability to consummate acquisitions, and the Company’s ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.

Financial Tables to Follow on the Next Page

Financial Data
TechTeam Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,				Years Ended December 31,

	2006	2005	% Change		2006	2005	% Change

Revenue
IT outsourcing services	$23,356	$18,838	24.0%		$86,461	$76,845	12.5%
Government technology services	11,702	12,208	(4.1	) %	47,393	56,159	(15.6	) %
IT consulting and systems integration	6,573	7,459	(11.9	) %	24,013	24,483	(1.9	) %
Other services	2,240	2,355	(4.9	) %	9,497	9,010	5.4%

Total Revenue	43,871	40,860	7.4%		167,364	166,497	0.5%

Cost of Revenue
IT outsourcing services	17,135	14,244	20.3%		64,459	57,530	12.0%
Asset impairment loss	—	—	—		580	—	—

Total IT outsourcing	17,135	14,244	20.3%		65,039	57,530	13.1%
Government technology services	8,489	8,996	(5.6	) %	34,789	41,279	(15.7	) %
IT consulting and systems integration	5,053	5,558	(9.1	) %	18,272	18,416	(0.8	) %
Other services	1,950	2,031	(4.0	) %	7,887	7,189	9.7%

Total Cost of Revenue	32,627	30,829	5.8%		125,987	124,414	1.3%

Gross Profit	11,244	10,031	12.1%		41,377	42,083	(1.7	) %
Selling, general and administrative expense	9,670	9,124	6.0%		39,217	34,892	12.4%

Operating Income	1,574	907	73.5%		2,160	7,191	(70.0	) %
Net interest income	251	75			776	390
Foreign currency transaction gain (loss)	(83)	218			(186)	215

Income before Income Taxes	1,742	1,200			2,750	7,796
Income tax provision	508	304			873	2,402

Income from Continuing Operations	1,234	896			1,877	5,394
Income (loss) from discontinued operations, net of tax	(32)	15			(43)	74

Net Income	$1,202	$911	31.9%		$1,834	$5,468	(66.5	) %

Diluted Earnings per Share
Continuing operations	$0.12	$0.09			$0.18	$0.54

Discontinued operations	$—	$—			$—	$0.01

Total	$0.12	$0.09			$0.18	$0.54

Diluted weighted average shares and share equivalents	10,300	10,115			10,176	10,076

Condensed Consolidated Balance Sheet (unaudited)
(In thousands)

	As of December 31,

	2006	2005

Current Assets
Cash and cash equivalents	$29,082	$34,756
Accounts receivable, net	41,189	43,696
Other current assets	5,096	2,738

Total current assets	75,367	81,190

Net Property, Equipment and Purchased Software	9,117	8,063
Other Assets
Goodwill	22,458	22,104
Intangibles, net	9,245	11,213
Other	743	440

Total other assets	32,446	33,757

Total Assets	$116,930	$123,010

Current Liabilities
Accounts payable	$7,350	$12,753
Accrued payroll and related taxes and withholdings	9,512	10,020
Accrued liabilities, taxes and other	8,334	7,882

Total current liabilities	25,196	30,655

Long-Term Liabilities
Long-term debt	3,174	10,937
Deferred income taxes	1,690	2,614
Other long-term liabilities	562	564

Total long-term liabilities	5,426	14,115

Shareholders’ Equity
Preferred stock	—	—
Common stock	104	99
Additional paid-in capital	71,672	69,148
Unamortized deferred compensation	—	(866)
Retained earnings	12,095	10,261
Accumulated other comprehensive income (loss)	2,437	(402)

Total shareholders’ equity	86,308	78,240

Total Liabilities and Shareholders’ Equity	$116,930	$123,010

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Year Ended December 31,

	2006	2005

Operating Activities
Net income	$1,834	$5,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,728	5,489
Other adjustments, primarily changes in working capital	(5,276)	63
(Income) loss from discontinued operations	43	(74)
Net operating cash flow from discontinued operations	62	65

Net cash provided by operating activities	2,391	11,011

Investing Activities
Purchase of property, equipment and software	(4,182)	(3,669)
Cash paid for acquisitions, net of cash acquired	(494)	(25,232)

Net cash used in investing activities	(4,676)	(28,901)

Financing Activities
Proceeds from issuance of Company stock	2,542	3,006
Tax benefit from stock options	497	—
Payments on long-term debt	(7,763)	(7,122)
Proceeds from issuance of long-term debt	—	18,033
Net financing cash flow from discontinued operations	—	(11)

Net cash provided by (used in) financing activities	(4,724)	13,906

Effect of exchange rate changes on cash and cash equivalents	1,335	(1,696)

Decrease in cash and cash equivalents	(5,674)	(5,680)
Cash and cash equivalents at beginning of period	34,756	40,436

Cash and cash equivalents at end of period	$29,082	$34,756

Reconciliation of Operating Income to EBITDA
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Reconciliation of Operating Income to EBITDA
Operating income	$1,574	$907	$2,160	$7,191
Depreciation and amortization	1,375	1,384	5,728	5,489
Foreign currency transaction gain (loss)	(83)	218	(186)	215

EBITDA from Continuing Operations	$2,866	$2,509	$7,702	$12,895

SOURCE  TechTeam Global, Inc.
          -0-                                        02/15/2007
          /CONTACT:  William C. (Chris) Brown, President and Chief Executive Officer, +1-248-357-2866, or wcbrown@techteam.com, or Marc J. Lichtman, Vice President, Chief Financial Officer and Treasurer, +1-248-357-2866, or marc.lichtman@techteam.com, both of TechTeam Global, Inc./
          /Web site:  http://www.techteam.com
                            http://www.techteam.com/investors /